Exhibit 3.2

SECOND CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CASTLE CREEK BIOSCIENCES, INC.

(Originally Incorporated on September 18, 2018)

Castle Creek Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.	ARTICLE FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 3,172,378, which are divided into two (2) classes as follows: (i) 1,706,151 shares of Common Stock, $0.00001 par value per share (“Common Stock”); and (ii) 1,466,227 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”), 50,000 shares of which are hereby designated as “Series A-1 Preferred Stock,” 600,000 shares of which are hereby designated as “Series A-2 Preferred Stock,” 151,600 shares of which are hereby designated as “Series A-3 Preferred Stock,” 145,455 shares of which are hereby designated as “Series A-4 Preferred Stock,” 304 shares of which are hereby designated as “Series A-5 Preferred Stock,” 160,000 shares of which are hereby designated as “Series A-6 Preferred Stock,” 174,334 shares of which are hereby designated as “Series B Preferred Stock,” and 184,534 shares of which are hereby designated as “Series C Preferred Stock”. The Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock, the Series A-5 Preferred Stock and the Series A-6 Preferred Stock are referred to herein collectively as the “Series A Preferred Stock.”

2.	SECTION B, SUBSECTION 4.4 OF ARTICLE FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

4.4. Adjustments to Conversion Prices for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, and rights (including, without limitation, value appreciation rights) to receive a cash payment in an amount based on the fair market value of Common Stock.

(b) “Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation on or after the Series C Original Issue Date, other than (1) the following securities and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any plan, agreement or arrangement approved pursuant to Section 3.3.9 (to the extent required thereby), Section 3.4.9 (to the extent required thereby), Section 3.5.9 (to the extent required thereby) and by the Board of Directors of the Corporation or the board of directors or board of managers of any subsidiary of the Corporation;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock or Convertible Securities actually issued upon the conversion or exchange of Convertible Securities, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including, without limitation, the warrants to purchase shares of Series C Preferred Stock issued to Horizon Technology Finance Corporation on February 26, 2020, the shares of Series C Preferred Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock;

(vi)

shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all assets or other reorganization or a joint venture agreement approved by the Board of Directors of the Corporation; or

(vii)

the Convertible Securities issued in the form of convertible promissory notes on or about June 28, 2021 (the “Convertible Notes”), to investors therein, and shares of Common Stock or Convertible Securities actually issued upon the conversion of the Convertible Notes, provided such issuance is pursuant to the terms of such Convertible Notes.

For the avoidance of doubt, in the case of clauses (iii) through (vi) above, shares issued to Affiliates (as defined below) of the Corporation shall not be deemed to be Exempted Securities. An “Affiliate” of a person shall mean any other person who, directly or indirectly, controls, is controlled by or is under common control with, such first person.

3.	SECTION B, SUBSECTION 5.1 OF ARTICLE FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

5.1 Trigger Events. Upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $100,000,000 of gross proceeds, before underwriting discounts and commissions, to the Corporation, and the listing of the Common Stock on the Nasdaq Stock Market, the New

York Stock Exchange, or another exchange or marketplace approved by the Board of Directors of the Corporation (the time of such closing is referred to herein as the “Mandatory Conversion Time”), (a) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (b) such shares may not be reissued by the Corporation.

4.

The aforementioned amendment was duly adopted by the unanimous written consent of the Board of Directors in accordance with the provisions of Sections 141(f) and 242 of the Act, and by the written consent of the Corporation’s stockholders in lieu of a meeting thereof in accordance with Sections 228 and 242 of the Act.

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IN WITNESS WHEREOF, Castle Creek Biosciences, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, this 28th day of June 2021.

CASTLE CREEK BIOSCIENCES, INC.

By:	/s/ Patrick J. Morris
Name:	Patrick J. Morris
Title:	Secretary